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Exhibit 10.21(a)

Exhibit A
Consulting Services Agreement

1.  Consulting Services:

    Iomega hereby retains Anton J. Radman Jr. and Mr. Radman hereby agrees to perform consulting services on a "Work for Hire" basis in daily (as defined below in Section 2(e)) increments for thirty (30) days a year. Furthermore, Iomega hereby commits to offer Mr. Radman annually a minimum of an additional ten (10) days of work to utilize his services. These services will be mutually agreed upon by Iomega and Mr. Radman based on the needs of Iomega at the time and on the capabilities of Mr. Radman to help meet those needs. Mr. Radman will perform such consulting services at the direction of a member of Iomega's Executive staff designated by the CEO. Notwithstanding the foregoing, neither party is committing herein to any number of hours of service from Mr. Radman or for guaranteed compensation during the period from April 1, 2003 through October 31, 2003, provided however, that Iomega may request the use of Mr. Radman's services and Mr. Radman will make reasonable efforts to accommodate those requests during that period.

2.  Work Schedule and Availability:

  (a)
  Iomega and Mr. Radman will mutually agree upon Mr. Radman's availability and the schedule to perform consulting services. Mr. Radman will make reasonable efforts to accommodate Iomega's requests for his participation, provided however, that in no case may Iomega demand Mr. Radman's appearance at meetings or other sessions without giving Mr. Radman adequate notice of the meeting or other sessions. Such adequate notice requirements must be acceptable to both parties and will be based upon Mr. Radman's then current work and living situation. If necessary, Iomega will accept participation by Mr. Radman either by telephone or at times other than regular working day hours.

  (b)
  Any participation beyond the annual thirty (30) days herein committed by Mr. Radman must be agreed upon by Mr. Radman at the time of request from Iomega. However, Iomega commits to offer Mr. Radman annually an additional ten (10) days of work at a compensation rate of at least $1,500 per day. If, by the end of each annual period (March 31 of 2001, 2002, and 2003), Iomega has not offered the additional ten (10) days for Mr. Radman's services, Iomega will pay Mr. Radman for those days that it has not requested his services at a rate of fifteen hundred dollars ($1,500) per day, and thus bring the total additional consulting days to ten (10) per year. If Iomega offers additional work days to Mr. Radman, and Mr. Radman refuses said offer, Iomega will not be required to pay Mr. Radman for those days offered and those days will be considered as if paid among the additional ten (10) days. For tabulation of days worked, the period from January 8, 2000, through March 31, 2000, will be lumped into the first annual period, April 1, 2000, though March 31, 2001.

  (c)
  From April 1, 2003 through October 31, 2003, Iomega may request the use of Mr. Radman's services and Mr. Radman will make reasonable efforts to accommodate those requests during that period; provided, however, that neither party herein commits to any number of hours of service by Mr. Radman nor guarantees any compensation during this period.

  (d)
  Refusal by Mr. Radman to accept any requests for his services beyond the annual thirty (30) days herein committed is not and will not be considered breach of his obligations under this Agreement or the Separation and General Release Agreement, nor will it provide any grounds whatsoever for termination of this Agreement.

  (e)
  Mr. Radman will be responsible to keep track of the days of service he has provided to Iomega, and to notify the designated Iomega executive if and when the annual commitment for thirty (30) days has been met, and to notify the designated Iomega executive of the total additional days offered by Iomega at the end of each annual period. Such notifications will include statement of the dates and times spent on behalf of Iomega. In this agreement a day of services will be defined as follows: (I) for contiguous periods of work beyond 4 hours, a day will be any such period from 4 hours to 12 hours as the case may be, (ii) for small increments of work less than 4 hours, a day will be the accumulation of 8 hours of these small increments, but in no case will an increment be less than one hour and any fractional increment will be rounded to the next hour. Included in the computation of a consulting day will be reasonable travel time to and from locations away from Mr. Radman's normal living or work location.

3.  Consideration:

  (a)
  Consideration for the thirty (30) committed days of Consulting Services to be performed by Mr. Radman shall be paid by Iomega to Mr. Radman at the times and in the amounts set forth in the Separation and General Release Agreement executed by the Mr. Radman and Iomega concurrently with this Consulting Services Agreement.

  (b)
  Consideration for additional consulting days beyond the thirty (30) herein committed by Mr. Radman, including consideration for the ten (10) additional days, will be fifteen hundred dollars ($1,500) per day. Mr. Radman will invoice Iomega for these additional days and payment will be made on a net thirty (30) day basis after receipt by the designated Iomega executive of Mr. Radman's invoice.

  (c)
  Iomega will reimburse Mr. Radman for all reasonable and usual business expenses incurred in Mr. Radman's performance of this Consulting Services Agreement.

4.  Term/Termination:

    This Agreement will commence on January 8, 2000, and shall remain in effect until October 31, 2003, unless terminated earlier by Mr. Radman with 60 days written notice to Iomega. During the period from April 1, 2003 through October 31, 2003, Iomega may request the use of Mr. Radman's services and Mr. Radman will make reasonable efforts to accommodate those requests; provided, however, that neither party herein commits to any number of hours of service by Mr. Radman nor guarantees any compensation during this period. Iomega may not terminate this agreement prior to its normal termination other than for material breach by Mr. Radman, but only if such breach is not cured within the sixty (60) day period following written notice from Iomega to Mr. Radman giving the details of such alleged breach and requesting such cure.

5.  Relationship:

  (a)
  Mr. Radman is an independent contractor of Iomega hereunder. Accordingly, the relationship here is not that of an employer-employee, and Mr. Radman is not to be considered an employee of Iomega entitled to Iomega benefits.

  (b)
  This Agreement is non-exclusive. Mr. Radman shall retain the right to work for others during the term of this Agreement, with no restrictions other than those identified in the Separation and General Release Agreement executed by the parties concurrently with this Agreement.

  (c)
  Mr. Radman acknowledges and agrees that, as an independent contractor, Mr. Radman will not have any right to make a claim against Iomega for unemployment, worker's compensation or disability pursuant to this Agreement or Mr. Radman's relationship with Iomega. Iomega will not (i) withhold FICA (Social Security) from its payment to Mr. Radman (ii) make state or federal unemployment insurance contribution on behalf of Mr. Radman, or (iii) withhold state and federal income taxes form its payments to Mr. Radman. Mr. Radman agrees that all such payments are his sole responsibility, and Mr. Radman will provide to Iomega his independent contractor's tax identification number for all compensation paid for services after April 1, 2000, under this Agreement.

6.  Definitions:

  (a)
  "Proprietary Information" means Iomega's Inventions, Works, Intellectual Property, and any and all confidential, proprietary or secret information, including, without limitation, information relating to Iomega's Inventions, Works, Intellectual Property, products, research, technology, developments, services, clients, customers, suppliers, employees, business, operations or activities, and also that of any third party disclosed to Iomega.

  (b)
  "Inventions" means any and all ideas, designs, concepts, techniques, technology, know-how, process, methods, configurations, inventions, discoveries, and improvements, regardless of whether they are patentable or subject to protection under applicable copyright, trademark, trade secret or other laws governing their protection of Intellectual Property.

  (c)
  "Works" means products, devices, equipment, information and works of authorship, and includes, without limitation, databases, lists, computer source code and object code, mask works, drawing, artwork, notes, memoranda, specifications, devices, formulas, and documents of any nature, and any and all copies thereof, whether, stored electronically, or made tangible through any other medium.

  (d)
  "Intellectual Property" means any and all intellectual property rights, including, without limitation, United States and foreign patents, copyrights, trademarks, service marks, trade names, mask works (and any and all rights in applications, actions and registrations relating thereto), trade secrets, know-how, moral rights, and rights of publicity.

7.  Proprietary Information:

  (a)
  Mr. Radman agrees to protect and maintain in confidence all Proprietary Information of Iomega and its clients, customers, suppliers, and other third parties.

  (b)
  Title to all property received by Mr. Radman from Iomega, including all Proprietary Information, shall remain at all times the sole property of Iomega, and this Agreement shall not be construed to grant to Mr. Radman any patents, licenses or similar rights to such property and Proprietary Information disclosed to Mr. Radman hereunder.

  (c)
  Upon termination of this Agreement or at any time upon request, Mr. Radman shall promptly return to Iomega all documents, notes, memoranda, computer storage media, notebooks, drawings, records, files, software and other Works, tangible materials and property, including all Proprietary Information and all manifestations thereof, delivered to or prepared by Mr. Radman under this Agreement, and all copies and reproductions thereof.

  (d)
  Mr. Radman will not use or disclose, in the course of Mr. Radman's performance under this Agreement, any proprietary information of any previous employer, client, or third party, nor will Mr. Radman knowingly incorporate into any Works or Inventions of Iomega any third party's products, proprietary information, Inventions, Works, or Intellectual Property except as permitted by such third party and consented to by Iomega in writing.

  (e)
  Both during and after the term of this Agreement, Mr. Radman will take all appropriate measures to prevent (I) the use by Mr. Radman of any Proprietary Information in any manner except as expressly permitted herein, and (ii) the disclosure of the Proprietary Information to any third party, either directly or indirectly.

8.  Inventions and Intellectual Property:

  (a)
  All deliverables to be prepared by Mr. Radman pursuant to this Agreement and any and all Inventions and other Works (whether or not they are made, conceived or reduced to practice using Iomega's data of facilities) which are made, conceived, developed, reduced to practice, or created by Mr. Radman (whether alone or jointly with Iomega and/or one or more independent contractors) during the term of this Agreement, and which are related to the work performed under this Agreement and to the then current business of Iomega, shall be considered Works-made-for-hire and shall be the sole property of Iomega. Mr. Radman agrees to and hereby assigns to Iomega, without further compensation, all right, title and interest in any such Inventions and Works, and in all Intellectual Property contained therein.

  (b)
  Mr. Radman will promptly disclose to Iomega all such Inventions and will assist Iomega in obtaining and enforcing, for Iomega' benefit, patents and any other Intellectual Property relating thereto in any country. Upon request, Mr. Radman will execute all applications, assignments, instruments and papers and perform all acts necessary or desired by Iomega to assign all Inventions and Intellectual Property relating thereto fully and completely to Iomega and to enable Iomega (including its successors, assigns and nominees) to secure and enjoy the full benefits and advantages thereof.

  (c)
  In the event Mr. Radman fails or refuses to sign any document or documents requested by Iomega to allow it to apply for or prosecute any patent, copyright or mask work registration, or other right or protection relating to an Invention or Work, whether because of Mr. Radman's physical or mental incapacity or for any other reason, Mr. Radman hereby irrevocably appoints Iomega and its authorized officers and agents as their respective agent and attorney-in-fact, to act in Mr. Radman's behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or mask work registrations, or similar protections with the same legal force and effect as if executed by Mr. Radman.

  (d)
  Mr. Radman hereby grants Iomega a perpetual, royalty free license to use any pre-existing materials, concepts, processes or information contained or expressed in Mr. Radman's work product hereunder for any purpose for which such work product is permitted to be used by Iomega.

  (e)
  Any and all deliverables to be provided hereunder shall be created by Mr. Radman within the scope of this Agreement, under obligation to assign all rights in the deliverables to Iomega.

9.  Miscellaneous:

  (a)
  Mr. Radman's obligations under Section 7and 8 hereof shall survive and continue after the termination of this Agreement and Mr. Radman's Consulting Services to Iomega.

  (b)
  If any provision of this Agreement is invalid or unenforceable, then such provision shall be construed and limited to the extent necessary, or severed if necessary, in order to eliminate such invalidity or unenforceability, and the other provisions of this Agreement shall not be affected thereby.

  (c)
  No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Iomega, by an executive officer of Iomega or other person duly authorized by Iomega. A Waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

  (d)
  In any dispute hereunder, the prevailing party shall be entitled to recover its reasonable attorney's fees, costs, and other expenses.

  (e)
  All notices shall be deemed given on the day they are (i) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, with a confirming facsimile, to the addresses shown below the signature line of this Agreement, or (ii) sent by overnight courier, charges prepaid, with a confirming facsimile, to the addresses shown below the signature line of this Agreement. Contact persons, addresses and fax numbers for notice purposes may be changed from time to time by either party by notifying the other party of such changes in writing.

  (f)
  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

  (g)
  Neither this Agreement nor any duty of Mr. Radman hereunder may be assigned or delegated to a third party by Mr. Radman without Iomega's written consent.

  (h)
  The parties hereto agree that they have been, or have had the opportunity to be, represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

Mr. Radman:	Iomega Corporation:

/s/ Anton J. Radman Jr. Anton J. Radman Jr.	/s/ Kevin O'Connor Kevin O'Connor
Address for Notice: 2241 East Summerwood Drive Layton, Utah 84040 Fax: 801-543-4422	Address for Notice: 1821 West Iomega Way Roy, Utah 84067 Fax: 801-332-3439

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Exhibit A Consulting Services Agreement